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                     May 27, 2020

       Dennis P. Calvert
       President and Chief Executive Officer
       BioLargo, Inc.
       14921 Chestnut St.
       Westminster, CA 92683

                                                        Re: BioLargo, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 28,
2020
                                                            File No. 000-19709

       Dear Mr. Calvert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Christopher A. Wilson,
Esq.